
                                   EXHIBIT 11
               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARY
                             (Debtor-In-Possession)
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                                      Three Months Ended                 Nine Months Ended
                                                      ------------------                 -----------------
                                                           June 30,                           June 30,
                                                           --------                           --------

                                                    2005              2004             2005             2004
                                                    ----              ----             ----             ----

Net loss                                      $( 33,837)        (  98,267)        ( 281,586)       ( 600,168)
                                                =======          ========          ========         ========

Weighted average number of                    23,836,323
  common shares outstanding
Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants and convertible
  stock                                                -                 -                 -                -
                                              ----------        ----------        ----------       ----------
                                              23,836,323        20,047,046        23,843,878       19,803,529
                                              ==========        ==========        ==========       ==========
Basic and diluted loss per
  share applicable to
  common shareholders                         $        *                 *            (0.01)           (0.03)
                                              ==========        ==========        ==========       ==========

* Less than $(0.01) per share.

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 12,396,350 at June 30, 2005 and 12,663,850 shares at June 30, 2004) would be to decrease net loss per share.